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                                    EXHIBIT 4

                              CONSULTING AGREEMENT


         This Consulting Agreement (the "Agreement") is entered into as of the 1st day of July, 2003 by and between Vitalstate, Inc., a New York corporation, with its principal place of business at 2191 Hampton Avenue, Montreal, Quebec H4A 2K5 (the "Company") and David Black with an address of 1061 North Shore Blvd. East, Unit 2, Burlington, Ontario L7T 1X9 (the "Consultant").

         WHEREAS, the Company wishes to engage the Consultant to provide advisory services to the Company including services related to proposed mergers and acquisitions, and the Consultant wishes to accept such engagement, all upon the terms and subject to the conditions contained in this Agreement;

         NOW, THEREFORE, the parties hereto, in consideration of the mutual consideration and promises contained herein and intending to be bound, hereby agree as follows:

         1. Retention of Consultant. The Company hereby retains the Consultant, and Consultant agrees to be retained by the Company, upon the terms in, and subject to the conditions of, this Agreement.

         2. Term. The term of this Agreement shall begin on the date hereof and shall continue for twelve (12) months.

         3. Duties of Consultant. During the term of this Agreement, the Consultant shall advise the Company with respect to (i) the marketing and sale of company products; and (ii) proposed business combinations that may be presented to the Company. In connection with its duties, the Consultant shall familiarize itself to the extent it deems appropriate and feasible with the business, operations, properties, financial conditions and prospects of the Company and may seek further information concerning the Company that the Consultant considers necessary (the "Information").

         4. Compensation. As compensation to the Consultant for the services to be rendered under this Agreement, the Company shall issue and deliver to the Consultant eighty eight thousand, two hundred thirty five (88,235) shares (the "Shares") of the Company's common stock. Prior to issuance, the Company shall register the Shares in a Registration Statement on Form S-8.

         5. Status as Independent Contractor. The parties intend and acknowledge that the Consultant is acting as an independent contractor and not as an employee of the Company. The Consultant shall have full discretion in determining the amount of time and activity to be devoted to rendering the services contemplated under this Agreement and the level of compensation to Consultant is not dependent upon any preordained time commitment or level of activity. The Company acknowledges that the Consultant shall remain free to accept other consulting engagements of a like nature to the engagement under this Agreement. The Company shall not be responsible for any withholding in respect of taxes or any other deductions in respect of the fees to be paid to Consultant and all such amounts shall be paid without any deduction or withholding. Nothing in this Agreement shall be construed to create any partnership, joint venture or similar arrangement between the Company and the Consultant or to render either party responsible for any debts or liabilities of the other.

         6. Confidentiality. The Consultant acknowledges that in connection with the services to be rendered under this Agreement, the Consultant may be provided with confidential business information of the Company. The Consultant agrees to keep any information or materials specifically designated in writing by a responsible officer of the Company as confidential (the "Confidential Information") in the strictest confidence and not to disclose or disseminate any such Confidential Information to any person, firm or other business entity except to those employees, consultants or other independent contractors of the Company or the Consultant as shall be necessary or advisable for the carrying out of the purposes of this Agreement and who are under a similar obligation of confidentiality.



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         7.   Amendments,   Modifications,   Waivers,   Etc.  No   amendment  or
modification to this Agreement, nor any waiver of any term or provision hereof, shall be effective unless it shall be in a writing signed by the party against whom such amendment, modification or waiver shall be sought to be enforced. No waiver of any term or provision shall be construed as a waiver of any other term or condition of this Agreement, nor shall it be effective as to any other instance unless specifically stated in a writing conforming with the provisions of this Section 7.

         8. Successors and Assigns. This Agreement shall be enforceable against any successors in interest, if any, to the Company and the Consultant. Except as specifically provided herein, neither the Company nor the Consultant shall assign any of their respective rights or obligations hereunder without the written consent of the other in each instance.

         9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10. Notices. Any notices required or permitted to be given under this Agreement shall be effective upon receipt at the respective addresses in the recitals to this Agreement unless the address for notice to either party shall have been changed by a notice given in accordance with this Section 10.

         11. Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the substantive laws of the State of New York, without regard for principals of conflicts of laws. Any action under this Agreement shall be brought in the federal or state court in the City, County and State of New York.


         IN WITNESS WHEREOF, the parties hereto have set their respective hands as of the date first above written.


The Company:                                    The Consultant:

VITALSTATE, INC.


By: /s/ Heather Baker                           /s/ David Black
    -------------------------------------       --------------------------
    Heather Baker, President                    David Black





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